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                                   EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 FIRETECTOR INC.

                     (Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware)


         The undersigned, President and Secretary of Firetector Inc. (the "Corporation"), a corporation organized and existing under and pursuant to the General Corporation Law of the State of Delaware, hereby certify as follows:


     FIRST: The name of the Corporation is Firetector Inc.

     SECOND: The first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

                  "FOURTH (a) The aggregate number of shares which the corporation shall have the authority to Issue is twenty-seven million (27,000,000) shares, of which twenty-five million (25,000,000) shares shall be designated as Common Stock having a par value of $.001 per share and two million (2,000,000) shares shall be designated as Preferred Stock, having a par value of $.01 per share.. Upon the amendment of this Article, every three (3) issued and outstanding shares of Common Stock, $0.001 par value per share ('Old Common Stock'), shall be automatically and without any action on the part of the stockholders converted into and reconstituted as one (1) share of Common Stock, $0.001 par value per share ('New Common Stock'), subject to the treatment of fractional interests as described below. Each holder of a certificate or certificates which immediately prior to the Amendment of the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the 'Effective Date'), represented outstanding shares of the Old Common Stock shall be entitled to receive a certificate for the number of shares of New Common Stock they own by presenting their old certificate(s) to the Corporation's transfer agent for cancellation and exchange. No scrip or fractional certificates will be issued. In lieu of fractional shares, the Company will round up or round down to the nearest whole number of shares. Share holdings which as a consequence of the Reverse



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         Split result in fractional positions of (i) greater than .5 shares will be rounded up, and (ii) less than .5 shares will be rounded down, to the nearest whole number of shares of New Common Stock in lieu of fractional shares."


     THIRD:   This   Certificate   of  Amendment  of  Restated   Certificate  of
Incorporation shall be effective as of September 31, 1998.

     FOURTH: This Certificate of Amendment of Certificate of Incorporation was duly adopted by the requisite vote of the Board of Directors of the corporation.

     FIFTH: That at a special meeting of stockholders held on September 23, 1998, in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendments.

     SIXTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation law.

     IN WITNESS WHEREOF, this Certificate has been signed and is affirmed as true under penalties of perjury by the undersigned on this _______ day of September 1998


                                 FIRETECTOR INC.


                                 -----------------------------------
                                 Joseph Vitale, President

ATTEST


--------------------------------
Dennis P. McConnell, Secretary